   As filed with the Securities and Exchange Commission on December  12, 1996
                                                            Registration No.333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                       ----------------------------------
                       REGISTRATION STATEMENT ON FORM S-8
                        UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------
                                 ULTRAFEM, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                33-0435037
(State or other jurisdiction of             (I.R.S. Employer identification
 incorporation or organization)                        Number)

                          500 FIFTH AVENUE, SUITE 3620
                            NEW YORK, NEW YORK 10110
               (Address of Principal Executive Offices) (Zip Code)

                       ----------------------------------

                    1990 STOCK OPTION PLAN OF ULTRAFEM, INC.
           ULTRAFEM, INC. 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                             ULTRAFEM, INC. OPTIONS
                            (Full title of the plan)

                       ----------------------------------


      JOHN W. ANDERSEN                          GERALD ADLER, ESQ.
PRESIDENT AND CHIEF EXECUTIVE                Shereff, Friedman, Hoffman
          OFFICER                                 & Goodman, LLP
      ULTRAFEM, INC.                             919 Third Avenue
500 FIFTH AVENUE, SUITE 3620                New York, New York  10022
    NEW YORK, NEW YORK 10110                     (212) 758-9500
      (212) 575-5740


(Name, address and telephone number, including area code, of agents for service)


                                     CALCULATION OF REGISTRATION FEE (1)

                                    PROPOSED         PROPOSED
                                    MAXIMUM           MAXIMUM            AMOUNT OF
TITLE OF SECURITIES TO BE            AMOUNT        OFFERING PRICE    AGGREGATE OFFERING    REGISTRATION
    REGISTERED                        TO BE        PER SHARE (2)            PRICE              FEE
                                   REGISTERED
Common Stock, par value $.001     8,750 shares          $4                 $35,000           $10.61
Common Stock, par value $.001    574,862 shares       $4.35             $2,500,649.70       $757.77
Common Stock, par value $.001    50,000 shares          $6                $300,000           $90.91
Common Stock, par value $.001    563,194 shares         $8               $4,505,552       $1,365.32
Common Stock, par value $.001    35,000 shares        $10.50              $367,500          $111.36
Common Stock, par value $.001    15,000 shares        $14.50              $217,500           $65.91
Common Stock, par value $.001    401,806 shares      $20.75(3)          $8,337,474.50     $2,526.51
Common Stock, par value $.001    20,000 shares          $30               $600,000          $181.82
Common Stock, par value $.001    20,000 shares          $35               $700,000          $212.12
Common Stock, par value $.001    20,000 shares          $40               $800,000          $242.42

(1)      See Exhibit 99 for a schedule of securities being registered.
(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculation of the registration fee.
(3) The price shown is the average high and low price for shares of the shares of common stock, par value $.001 per share (the "Common Stock"), of the Registrant on the Nasdaq National Market on December 9, 1996.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents which have been filed by Ultrafem, Inc., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act") are incorporated herein by reference:


(a) The latest prospectus filed pursuant to Rule 424(b) under the Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed, which was filed November 15, 1996, File No. 333-11995.

     (1) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 filed November 14, 1996, File No. 0-27576.

     (2)  The Registrant's Current Report on Form 8-K filed October 30, 1996.

(c) The description of the Registrant's Common Stock, par value $.001 per share, which is contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     A partner of Shereff Friedman Hoffman & Goodman, LLP, counsel to the Registrant, Martin Nussbaum, is a member of the Board of Directors of the Company, and has received options to purchase shares of Common Stock (which shares are being registered in this Registration Statement) under the Ultrafem, Inc. 1995 Non-Employee Director Stock Option Plan which is attached as Exhibit
4.2 hereto.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification of officers and directors of the Company is governed by
Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified. The determination must be made by a majority vote of the directors who were not parties to the action, even though less than a quorum, or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise. The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provision became effective.

     The Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding.


     The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate or Amended and Restated By-Laws of the Company (the "By-Laws") or otherwise.

     Pursuant to employment agreements with certain of its executive officers, the Company has agreed to indemnify such executive officers (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer may be involved by reason of having been a director or officer of the Company or any subsidiary thereof.

     The Company has obtained directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payment on behalf of its officers and directors against loss as defined in the policy stemming from acts committed by directors and officers as such and (ii) provides for reimbursement to the Company for such loss but only when the Company shall be required or permitted to indemnify directors or officers for loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or By-Law provisions. Coverage is afforded to the directors and officers, the Company for reimbursement of the directors and officers and the Company directly for securities related claims.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

Item 8.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER.          DESCRIPTION.

4.1 1990 Stock Option Plan of Ultrafem, Inc. (incorporated by reference to Exhibit 10.33 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-97960) filed with the Securities and Exchange Commission on November 17, 1995)

4.2 Ultrafem, Inc. 1995 Stock Option Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.34 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-97960) filed with the Securities and Exchange Commission on November 17, 1995)

4.3 Amended and Restated Option Certificate and Agreement, dated August 1, 1995 between John W. Andersen and Ultrafem, Inc. (incorporated by reference to Exhibit 10.43 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-97960) filed with the Securities and Exchange Commission on November 17, 1995)

4.4 Amended and Restated Option Certificate and Agreement, dated August 1, 1995 between John W. Andersen and Ultrafem, Inc. (incorporated by reference to Exhibit 10.44 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-97960) filed with the Securities and Exchange Commission on November 17, 1995)

4.5 Option Certificate and Agreement, dated March 12, 1996, granted by Ultrafem, Inc. to Rosalind Paaswell

5.1            Opinion of Shereff, Friedman, Hoffman & Goodman, LLP

23.1           Consent of Deloitte & Touche LLP

23.2 Consent of Shereff, Friedman, Hoffman & Goodman, LLP (contained in Exhibit 5.1)

99             Schedule of Securities Registered on this Form S-8


Item 9.  UNDERTAKINGS.

     The undersigned small business issuer hereby undertakes that it will:

     (1) file, during any period in which it offers or sell securities, a post-effective amendment to this registration statement to:

          (i)   include any prospectus required by Section 10(a)(3) of the Act;

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

          (iii) include any additional or changed material information on the plan of distribution;

     (2) for determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) for purposes of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective; and

     (5) for the purpose of determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 12th day of December, 1996.



                              ULTRAFEM, INC.


                              By: /s/John W. Andersen
                                 ---------------------------------------
                                 John W. Andersen
                                 President, Chief Executive
                                 Officer and Chairman of the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints John W. Andersen and Dori M. Reap, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him or her and on his or her behalf, and in his or her name, place and stead, in any all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE                               TITLES                   DATE
---------                               ------                   ----

/s/John W. Andersen           President, Chief Executive    December 12, 1996
------------------------      Officer and Chairman of the
John W. Andersen              Board of Directors
                              (Principal Executive Officer)


/s/Dori M. Reap               Chief Financial Officer,      December 12, 1996
------------------------      Secretary, and Senior
Dori M. Reap                  Vice President, Finance and
                              Administration
                              (Principal Financial &
                              Accounting Officer)


/s/Audrey Contente            Executive Vice President      December 12, 1996
------------------------      and Founder; Director
Audrey Contente

SIGNATURE                               TITLES                   DATE
---------                               ------                   ----

/s/Richard Cone               Director                      December 12, 1996
------------------------
Richard Cone


/s/Joy Vida Jones             Director                      December 12, 1996
------------------------
Joy Vida Jones


/s/Martin Nussbaum            Director                      December 12, 1996
------------------------
Martin Nussbaum


/s/Charles D. Peebler, Jr.    Director                      December 12, 1996
---------------------------
Charles D. Peebler, Jr.


/s/Barrie R. Zesiger          Director                      December 12, 1996
---------------------------
Barrie R. Zesiger